EXHIBIT 99

SEA CONTAINERS LTD
NEWS RELEASE

SEA CONTAINERS APPOINTS ALIXPARTNERS TO SUPPORT RESTRUCTURING ACTIVITY

Hamilton, Bermuda, April 17, 2007. Sea Containers Ltd announced today a number of organisational and management changes, which are subject to U.S. court approval.

As Sea Containers Ltd and Sea Containers Services Ltd enter a new phase of the Chapter 11 process, preparatory to achieving an inter-creditor settlement, and further progress non-core asset sales, there is a growing emphasis on simplifying the corporate structure. These activities require more technical restructuring skills and for this reason Sea Containers proposes to engage AlixPartners, a prominent financial advisory firm specialising in corporate restructuring. This engagement will result in a number of senior management changes at Sea Containers.

Laura Barlow, a Managing Director in AlixPartners’ London Office, will be appointed Senior Vice-President, Chief Restructuring Officer effective from 2 April 2007 and Chief Financial Officer effective from 1 May 2007. Ms Barlow, who will be assisted by Craig Cavin, a Vice President of AlixPartners, will oversee the disposal programme and company simplification initiative. She has more than 15 years experience working with companies that face significant operational and financial challenges and has held interim restructuring and advisory positions including Dana Corporation’s European operations, Stolt Offshore SA, Boxclever, Marconi plc and Hyder Consulting. She will report to Robert Mackenzie, Chief Executive Officer of Sea Containers Ltd.

Ms Barlow will succeed Ian Durant, who has been Chief Financial Officer of Sea Containers Ltd since 1 January 2005.  Mr Durant will be elected as a Director of Sea Containers Ltd and will continue to serve as a Sea Containers’ appointed Director of GE SeaCo.  Mr. Durant will also be available to advise the Sea Containers’ management team on an on-going basis, including with respect to matters relating to GNER.  During his time at Sea Containers Mr Durant oversaw the final sale of Sea Containers’ interest in Orient-Express Hotels Ltd. in November 2005, the sale of its Silja ferry subsidiary, the transition of GNER into a management contract and the sale of other container and ferry assets in 2006. He also acted as interim Chief Executive Officer during autumn 2005.

Commenting on the proposed changes, Mackenzie said: “We thank Ian Durant for his sterling efforts, particularly during difficult times. The proposed appointment of AlixPartners reflects the nature of the US Chapter 11 process in terms of an increasing requirement for technical restructuring skills, specialist legal tax needs and a diminishing emphasis on operational business management and transactional support.”

ENDS

For further information:

Lisa Barnard, Director of Communications, Sea Containers group of companies

Tel: +44 207 805 5550 Email: lisa.barnard@seacontainers.com

Investor Relations enquiries:

William W. Galvin III, The Galvin Partnership

Tel: +1 (203) 618 9800 Email: wwg@galvinpartners.com